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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                       Washington, D. C. 20549

                                                           OMB Number: 3235-0362


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check here if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).
[ ] Form 3 Holdings Reported
[X] Form 4 Transactions Reported

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|                                                |                                           |                                     |
|1. Name and Address of Reporting Person *       |2. Issuer Name and Ticker or Trading Symbol|6. Relationship of Reporting Persons |
|                                                |                                           |   to Issuer (Check All Applicable)  |
| Dixon           Robert                    E.   |   Host Funding, Inc. (HFD)                |                                     |
|------------------------------------------------|-------------------------------------------|   [X] Director   [X] 10% Owner      |
| (Last)          (First)                (Middle)|3. IRS Identifica- |4. Statement for       |   [ ] Officer    [ ] Other          |
|                                                |   tion Number of  |   Month/Year          |       (give          (specify below)|
| 595 Market Street, Suite 2100                  |   Reporting Person|                       |       title below)                  |
|------------------------------------------------|   Person, if an   |    12/31/99           |                                     |
|                (Street)                        |   entity          |-----------------------|-------------------------------------|
|                                                |   (Voluntary)     |5. If Amendment, Date  |7.Individual or Joint/Group Reporting|
| San Francisco                   CA      94105  |                   |   of Original         |       (check applicable line)       |
|------------------------------------------------|                   |   (Month/Year)        | [ ] Form Filed By One Reporting     |
| (City)                         (State)   (Zip) |                   |                       |     Person                          |
|                                                |                   |                       | [X] Form Filed By More than One     |
|                                                |                   |                       |     Reporting Person                |
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|                                                                                                                                  |
|                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                      |
|                                                                                                                                  |
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|1. Title of Security            |2. Trans-  |3. Trans- |4. Securities Acquired |5. Amount of  |6. Ownership |7. Nature of Indirect|
|  (Instr. 3)                    |   action  | action   | (A) or Disposed of (D)|  Securities  | Form:       | Beneficial Ownership|
|                                |   Date    | Code     | (Instructions 3, 4, 5)|  Beneficially| Direct (D)  | (Instr. 4)          |
|                                |   (Month/ |(Instr 8) |                       |  Owned at end| or          |                     |
|                                |   Day/    |          |                       |  of Issuer's | Indirect(I) |                     |
|                                |   Year)   |          |-----------------------|  Fiscal Year | (Instr 4)   |                     |
|                                |           |          |         |(A) |        |  (Instr. 3   |             |                     |
|                                |           |          | Amount  |or  | Price  |   and 4)     |             |                     |
|                                |           |          |         |(D) |        |              |             |                     |
|--------------------------------|-----------|--------- |---------|----|--------|--------------|-------------|---------------------|
|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 4/9/99    |  P4      |  1,250  | A  | 2.625  |    255,488   |     I       |Sutter Capital       |
|                                |           |          |         |    |        |              |             |Management           |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 4/9/99    |  P4      |    500  | A  | 2.625  |    255,488   |     I       |Sutter Opportunity   |
|                                |           |          |         |    |        |              |             |Fund                 |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 4/13/99   |  P4      |  1,500  | A  | 2.565  |    255,488   |     I       |Sutter Capital       |
|                                |           |          |         |    |        |              |             |Management           |
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|                                |           |          |         |    |        |              |             |                     |
| Series A Common Stock          | 6/30/99   |  A4      | 10,000  | A  | 2.50   |    255,488   |     D       |                     |
|                                |           |          |         |    |        |              |             |                     |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 7/19/99   |  P4      |  1,000  | A  | 2.25   |    255,488   |     I       |Sutter Capital       |
|                                |           |          |         |    |        |              |             |Management           |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 7/21/99   |  P4      |    500  | A  | 2.25   |    255,488   |     I       |Sutter Capital       |
|                                |           |          |         |    |        |              |             |Management           |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 7/26/99   |  P4      |  7,500  | A  | 2.062  |    255,488   |     I       |Sutter Capital       |
|                                |           |          |         |    |        |              |             |Management           |
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(Page 1 continues on next page)

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(Page 1 continued)
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 10/28/99  |  P4      |    500  | A  | 2.125  |    255,488   |     I       |Sutter Capital       |
|                                |           |          |         |    |        |              |             |Management           |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 11/1/99   |  P4      |  1,000  | A  | 2.093  |    255,488   |     I       |Sutter Opportunity   |
|                                |           |          |         |    |        |              |             |Fund                 |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 11/2/99   |  P4      |  1,500  | A  | 2.125  |    255,488   |     I       |Sutter Opportunity   |
|                                |           |          |         |    |        |              |             |Fund                 |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 11/3/99   |  P4      |  1,500  | A  | 2.125  |    255,488   |     I       |Sutter Opportunity   |
|                                |           |          |         |    |        |              |             |Fund                 |
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|                                |           |          |         |    |        |              |             |Direct ownership of  |
| Series A Common Stock          | 11/5/99   |  P4      |  1,000  | A  | 2.125  |    255,488   |     I       |Sutter Opportunity   |
|                                |           |          |         |    |        |              |             |Fund                 |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.


SEC 2270 (3-99)
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                                                                          Page 1
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FORM 5 (Continued)
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                             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
|  Derivative|  ver-  |  action|  action|  Derivative     |  Exercisable and|  of Underlying   |  of    | of Der-|ership |   of    |
|  Security  |  sion  |  Date  |  Code  |  Securities     |  Expiration Date|  Securities      |  Deri- | ivative| of    |   Indir-|
|  (Instr 3) |  or    | (Month/| (Instr.|  Acquired (A) or| (Month/Day/Year)| (Instr. 3,4)     |  vative| Secur- | Deriv-|   rect  |
|            |  Exer- |  Day/  |   8)   |  Disposed of (D)|-----------------|------------------|  Sec-  | ties   | ative |   Bene- |
|            |  cise  |  Year) |        | (Instr. 3, 4, 5)| Date   | Expir- |         |Amount  |  urity | Benefi-| Secur-|   ficial|
|            |  Price |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- | (Instr.| cially | ity:  |   Owner |
|            |  of    |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   | Owned  | Direct|   ship  |
|            |  Deriv-|        |        |        |        |        |        |         |Shares  |        | at     | (D) or| (Instr. |
|            |  ative |        |        |        |        |        |        |         |        |        | End of | Indir-|   4)    |
|            |  Secur-|        |        |        |        |        |        |         |        |        | Year   | ect   |         |
|            |  ity   |        |        |        |        |        |        |         |        |        |(Instr. | (I)   |         |
|            |        |        |        |        |        |        |        |         |        |        | 4)     | (Instr|         |
|            |        |        |        |        |        |        |        |         |        |        |        |  4)   |         |
|------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|            |        |        |        |        |        |        |        |         |        |        |        |       |         |
|  None      |        |        |        |        |        |        |        |         |        |        |        |       |         |
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Explanation of Responses:  Robert E. Dixon is the Manager of Sutter Capital Management, LLC, which in turn is the Manager of Sutter
                           Opportunity Fund, LLC. All reporting persons have the business address set forth in Item 1.


                                                                      /s/ROBERT E. DIXON                                 2/14/2000
                                                                      -------------------------------------              -----------
                                                                      **  Signature of Reporting Person                  Date
                                                                          Robert E. Dixon


                                                                      Sutter Opportunity Fund, LLC

                                                                          By Sutter Capital Management, LLC, Manager

                                                                                By: /s/ROBERT E. DIXON                   2/14/2000
                                                                                -------------------------------------    -----------
                                                                                **  Signature of Reporting Person        Date
                                                                                Robert E. Dixon, Manager


                                                                      Sutter Capital Management, LLC

                                                                      By: /s/ROBERT E. DIXON                             2/14/2000
                                                                      -------------------------------------              -----------
                                                                      **  Signature of Reporting Person                   Date
                                                                          Robert E. Dixon, Manager

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: Transmit one copy of this Form to EDGAR, using a typed signature. If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.
                                                                                                                              Page 2
SEC 2270 (3-99)
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